                                                                    EXHIBIT 20.1


                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
               -------------------------------------------------








                          ---------------------------
                              THIRD QUARTER REPORT
                                      1999

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                              MESSAGE TO INVESTORS

Dear Investor:

In this Quarterly Report, we will summarize the status of your cash distributions and the results of the Fund's 1999 Repurchase Offer. In addition, we will highlight recent developments with respect to the Fund and its remaining portfolio investments.

CASH DISTRIBUTIONS

The cash distribution for the third quarter of 1999 was paid on November 15,1999 at a rate of $0.30 per Unit. Cumulative cash distributions paid to Investors since the Fund's inception during 1990 now total between $16.31 and $15.99 on a per Unit ($20.000 cost) basis, depending upon the closing in which the particular Units were issued. All of the 1999 distributions constitute a return of capital.

The 1999 Repurchase Offer and the distribution for the third quarter of 1999 utilized a substantial portion of the Fund's remaining cash. As a result,the Fund's ability to pay quarterly distributions for the fourth quarter of 1999 and subsequent quarters is uncertain at this time. The distribution question will be addressed on a quarterly basis, and will involve the consideration of a number of issues.

PERIODIC UNIT REPURCHASE POLICY

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from Investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit,net of a 2% fee,which is retained by the Fund to offset expenses incurred in connection with the Repurchase Offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered,Units are purchased on a prorated basis,after giving priority to Investors owning less than 100 Units.

The 1999 Repurchase Offer was mailed to Investors during October 1999. Investors tendered 93,090 Units, or approximately 9.90% of the Fund's outstanding Units, for repurchase. The Fund repurchased 70,540 Units, or approximately 7.50% of the Fund's outstanding Units, during November 1999 at a net asset value per Unit of $4.21 ($4.13, net of the 2% fee).

                               ------------------
                                       ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

As discussed below, the General Partners are presently considering a number of alternative actions through which the Fund could be completely liquidated by the end of next year. As a result, the 1999 Repurchase Offer will likely be the Fund's last Repurchase Offer.

NET ASSET VALUE

The Fund's net asset value per Unit was $5.38 at September 30, 1999 and $4.21 at November 12, 1999. The November 12th net asset value was used to establish the repurchase price for the 1999 Repurchase Offer. These net asset values compare to net asset values of $9.19 at December 31, 1998 and $8.67 at June 30, 1999.

These declines in the net asset value during 1999 resulted primarily from writedowns in the value of the Fund's investments in LMC Corporation ("LMC") and the fact that all of the Fund's quarterly cash distributions for the nine months ended September 30, 1999 represented a return of capital.

POSSIBLE LIQUIDATION PLANS

The General Partners are presently considering a number of alternative actions through which the Fund could be liquidated by the end of next year. An overall plan of liquidation was adopted at a meeting of the General Partners held during January 1999. The General Partners will follow the requisite regulatory procedures required to liquidate the Fund. These procedures are expected to include requesting an exemptive order from the Securities and Exchange Commission (the "SEC"), which will permit the Fund to act as an operating company instead of an SEC registered investment company. Once this order is obtained,the Fund will finalize its liquidation plan and prepare a proxy statement setting forth the details of the plan as well as the changes required in the Fund's Partnership Agreement. Early in 2000, Investors will be requested to approve the implementation plan and the Partnership Agreement changes. As currently contemplated, Fund investors would become direct shareholders of LMC as a result of the liquidation plan, if all approvals are received.

PORTFOLIO UPDATE

KEMET Corporation ("KEMET") The Fund has completed the liquidation of its remaining KEMET common stock investment. This liquidation process, which involved the writing of covered call options, began during May 1999 and was


                               ------------------
                                       TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

completed during October 1999. In the aggregate, during this six-month period the Fund generated $423,824 of net cash proceeds from the liquidation of this investment.

R.B.M. Precision Metal Products, Inc. ("RBM") During 1998, RBM and its lenders completed a restructuring under which a new senior lender, Wells Fargo Business Credit, replaced Bank of America. As part of this restructuring, RBM's principal shareholder contributed additional equity to the company and the subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for three quarterly interest payments. As a consequence, the Fund's ownership of RBM, on a fully diluted basis, increased from 5.9% to 7.2%, assuming exercise of its warrants. The Fund did not assign any value to the RBM common stock that was received.

RBM resumed paying the quarterly interest payments in cash commencing with the quarterly interest payment due on August 24, 1999. The Fund has received the August and November quarterly interest payments. As a result, the Fund resumed recording interest income with respect to the RBM subordinated debt, effective May 25, 1999.

At October 31,1999,RBM held $855,000 of cash and its line of credit had a zero outstanding balance. RBM appears to have managed its balance sheet well and its latest report states that "RBM met all covenant requirements for the fourth quarter and year end".

For the year ended October 31, 1999, RBM's revenues were $11.7 million versus a budget of $12.0 million. Losses continue,but are more favorable than budgeted. For the year, RBM's loss was $1.2 million (pretax) versus a budgeted loss for the year of $1.9 million.

RBM continues to experience high turnover. The CEO, the CFO/VP of Finance and the Human Resources Manager all resigned during the last quarter. The equity sponsor and majority holder, 13i Capital Corporation ("13i"), has taken over direct management of the company and the CEO of 13i has moved to Colorado Springs in order to take full time responsibility for the management of RBM.

LMC Corporation ("LMC") LMC has successfully reoriented its business away from fleet snow grooming to the production of light construction vehicles,known as the TrackMaster 85. Unfortunately, production and moving delays, combined with CIT's unilateral reductions in loan availability under the company's CIT loan facility, have eliminated the working capital necessary for continued vehicle production.

                               ------------------
                                      THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

We, along with LMC management, are assessing various options and alternatives including refinancing options,sales of certain assets and sale of the company. We are also considering the establishment of TrackMaster as a separate corporation and refinancing that business directly.

All matters relative to LMC's defined contribution pension plan (the "Plan"), including the attendant litigation have been settled. Mr. Wallace, the former controlling shareholder of LMC and the Plan trustee,contributed $750,000 to pay the assessed underfunding. He received Class A preferred stock in return for this contribution. LMC gave Mr. Wallace a full release from all claims related to this matter and has received letters from both the Internal Revenue Service and the Department of Labor indicating that they have "accepted" LMC's actions to date. While this does not mean that future action is precluded, management believes it to be unlikely.

Simultaneously with the above settlement,the Fund converted $650,250 of Senior Subordinated Revolving Notes due October 1,1999 (the "Notes") which had been purchased earlier during 1999,plus all accrued interest due from LMC,into Class B preferred stock. Due to the working capital shortage referred to above,the Fund is no longer accruing interest on the LMC Senior Subordinated Revolving Notes due October 31, 2000, which it continues to hold. This situation is expected to continue indefinitely,unless and until,a refinancing is accomplished. As a further result of these circumstances, the Fund created additional reserves of $2,681,930 and $1,073,796 against the carrying values of the Fund's LMC notes and preferred stock at September 30, 1999 and November 12, 1999, respectively. The November 12th reserve,which was created following the receipt of disappointing information concerning LMC's recent financial and operating results,was created in connection with the need to establish a net asset value for the 1999 Repurchase Offer. Following the November 12th writedown, the Fund's total LMC investment has a net carrying value of $2,709,584, versus its cost of $7,207,230.

INVESTMENT PERFORMANCE

The following analysis reflects only the Fund's investments that have gone full cycle,i.e.,the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as LMC,RBM and WasteMasters,are not included. In addition,the analysis does not consider fees and other operating expenses incurred by the Fund.


                               ------------------
                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

As reflected in the schedules on pages six and seven of this Quarterly Report, the Fund invested a total of $41.9 million in subordinated debt investments and received total realized proceeds of $47.6 million, including interest income, fees and prepayment penalties. In the aggregate, these debt investments yielded a return on investment of 1.1 to 1 and an annualized internal rate of return of 7.40%. The Fund also invested $3.1 million in equity securities, from which it realized total proceeds of $11.4 million. In the aggregate,these equity investments yielded a return on investment of 3.7 to 1 and an internal rate of return of 33.42%. Please note that prior performance is not necessarily indicative of future results.

                    *    *    *    *    *    *    *    *


If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,






/s/ PAUL BAGLEY, CHAIRMAN
----------------------------------------
Paul Bagley, Chairman
FCM  Fiduciary Capital Management Company







/s/ W. DUKE DEGRASSI, PRESIDENT
----------------------------------------
W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

December 1, 1999













                               ------------------
                                      FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

                                DEBT INVESTMENTS
                          REALIZED GAINS AND LOSSES(1)
                                   (UNAUDITED)

-------------------------------------------------------------------------------------------
                                                                                   Internal
Year of Investment /           Year of                                  Gain(3)    Rate of
Portfolio Company(2)          Repayment       Cost     Proceeds(3)      (Loss)      Return
--------------------          ---------   -----------  -----------    ----------   --------
        1990
Carr-Gottstein Foods Co.        1993      $ 2,426,680  $ 4,125,587    $1,698,907    23.56%
Midwest Dental Products
  Corporation                   1992        4,521,533    6,558,107     2,036,574    22.63
Neodata Corporation             1993        2,215,553    3,200,305       984,752    17.11

        1991
KEMET Corporation               1993        3,313,477    4,534,392     1,220,915    17.63
Mobile Technology, Inc.         1998        3,117,525      850,225    (2,267,300)    N/A

        1992
Huntington Holdings, Inc.       1994        4,368,034    6,173,665     1,805,631    20.07
AR Accessories Group, Inc.      1994        4,521,533    5,518,907       997,374    11.74

        1993
ENI Holding Corp.               1997        4,881,293    7,822,395     2,941,102    13.91
KB Alloys, Inc.                 1995        2,880,217    4,279,396     1,399,179    18.32
KEMET Corporation(4)            1993        1,695,575    1,804,351       108,776    26.41
Protection One, Inc.            1995          834,580    1,133,054       298,474    22.11

        1994
Canadian's Holdings, Inc.       1996        2,516,176      319,782    (2,196,394)    N/A

        1995
Canadian's Holdings, Inc.(4)    1996        1,473,895       51,908    (1,421,987)    N/A

        1996
Atlas Environmental, Inc.       1998        3,166,759    1,208,756    (1,958,003)    N/A
                                ----       -----------  -----------   ----------     ----
   Totals                                  $41,932,830  $47,580,830   $5,648,000     7.40%
                                           ===========  ===========   ==========     ====

(1) Note that prior performance is not necessarily indicative of future results.
(2) Includes investment in subsidiaries, if applicable.
(3) Includes interest income, fees and prepayment penalties.
(4) Represents a follow-on investment in an existing portfolio company.





                               ------------------
                                       SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                               EQUITY INVESTMENTS
                          REALIZED GAINS AND LOSSES(1)
                                   (UNAUDITED)

--------------------------------------------------------------------------------
                                                                         Internal
Year of Investment /       Year of                               Gain     Rate of
Portfolio Company(2)     Realization     Cost      Proceeds     (Loss)    Return
--------------------     -----------  ---------- ----------- ----------- --------
        1990
Carr-Gottstein Foods Co.      1995    $  738,394 $ 1,197,018 $   458,624    9.78%
Neodata Corporation           1997        33,912     923,039     889,127   52.07

        1991
KEMET Corporation          1994/1999     66,454    4,176,971   4,110,517  112.42
Mobile Technology, Inc.       1992      363,630           --    (363,630)   N/A

        1992
Huntington Holdings, Inc.  1996/1998     85,677    1,220,088   1,134,411   70.09
Neodata Corporation(3)        1997      245,006      255,112      10,106    0.81
AR Accessories Group, Inc.    1998      226,080           --    (226,080)   N/A

       1993
ENI Holding Corp.             1997      670,147    2,745,910   2,075,763   34.60
KEMET Corporation(3)          1994      495,554      729,233     233,679   41.10
Protection One, Inc.          1995       82,420      124,163      41,743   21.02

       1994
Canadian's Holdings, Inc.     1996       34,821           --     (34,821)   N/A

       1996
Atlas Environmental, Inc.     1998       33,842           --     (33,842)   N/A
                           --------- ----------  -----------   ----------  -----
   Totals                            $3,075,937  $11,371,534   $8,295,597  33.42%
                                     ==========  ===========   ==========  =====

(1) Note that prior performance is not necessarily indicative of future results.
(2) Includes investment in subsidiaries, if applicable.
(3) Represents a follow-on investment in an existing portfolio company.



                               ------------------
                                      SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                             SCHEDULE OF INVESTMENTS

SEPTEMBER 30, 1999 (UNAUDITED)
----------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                     INVESTMENT     AMORTIZED                 % OF TOTAL
SHARES          INVESTMENT                     DATE          COST         VALUE       INVESTMENTS
---------       ----------                  ----------     ---------    -----------   -----------

MANAGED COMPANIES:

3,617 sh.       KEMET Corporation,
                Common Stock(1)(*)            07/11/91    $    1,282    $   115,631
                                            ----------    ----------    -----------       -----
                                                               1,282        115,631         2.1%
                                            ----------    ----------    -----------       -----
$1,632,960      LMC Corporation, 12.00%
                Senior Subordinated           11/01/96
                Revolving Notes               through
                due 10/31/00(2 )              01/13/99     1,632,960      1,632,960

71,961 sh.      LMC Corporation
                Class B Preferred Stock(*)    08/09/99       719,610        719,610

239,600 sh.     LMC Corporation, 7.00%
                Class C Preferred Stock(*)    06/10/94     2,389,210      1,430,808

4,476,500 sh.   LMC Corporation,              02/09/96
                Common Stock(*)               through
                                              08/05/98     2,465,449              1
49.72 sh.       LMC Credit Corp.,
                Common Stock(*)               02/09/96             1              1
                                            ----------    ----------    -----------       -----
                                                           7,207,230      3,783,380        67.8
                                            ----------    ----------    -----------       -----
$1,290,000      R.B.M. Precision Metal
                Products, Inc., 13.00%
                Senior Subordinated
                Secured Notes due
                5/24/02(3)                    05/24/95     1,244,881        652,294

12,603.7 sh.    R.B.M. Precision Metal
                Products, Inc.,Warrants to
                Purchase Common Stock(*)      05/24/95        73,295              1

12,717 sh.      R.B.M. Precision Metal
                Products, Inc., Common
                Stock(*)                      12/09/98             1              1
                                            ----------    ----------    -----------       -----
                                                           1,318,177        652,296        11.7
                                            ----------    ----------    -----------       -----
   Total Investments in Managed
    Companies (93.2% of net assets)                        8,526,689      4,551,307        81.6
                                            ----------    ----------    -----------       -----
NON-MANAGED COMPANY:

821,376 sh.     WasteMasters, Inc.,
                Common Stock(4)(*)            06/03/98     1,097,307              1
                                            ----------    ----------    -----------       -----
   Total Investment in Non-Managed
    Company (0.0% of net assets)                           1,097,307              1         0.0
                                            ----------    ----------    -----------       -----

     The accompanying notes to financial statements are an integral part of this schedule.




                               ------------------
                                      EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                      SCHEDULE OF INVESTMENTS (CONTINUED)


SEPTEMBER 30, 1999 (UNAUDITED)
---------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                    INVESTMENT   AMORTIZED                 % OF TOTAL
SHARES       INVESTMENT                       DATE         COST          VALUE    INVESTMENTS
                                             --------  -----------    ----------  -----------
TEMPORARY INVESTMENTS:

 $1,025,000  Ford Motor Credit
             Corporation, 5.05%
             Notes due 10/5/99               09/21/99    1,024,426     1,024,426
                                             --------  -----------    ----------     -----
   Total Temporary Investments
    (21.0% of net assets)                                1,024,426     1,024,426      18.4
                                             --------  -----------    ----------     -----
   Total Investments (114.2% of net assets)            $10,648,422    $5,575,734     100.0%
                                             ========  ===========    ==========     =====

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) The accrual of interest on the notes was discontinued by the Fund effective July 1, 1999.
(3) The notes will amortize in three equal annual installments of $430,000 commencing on May 24, 2000.
(3) The WasteMasters, Inc. common stock, which trades on the OTC Bulletin Board System, is subject to a 24 month lock up period, a call option and a right of first refusal.
(*)  Non-income producing security.











     The accompanying notes to financial statements are an integral part of this schedule.

                               ------------------
                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                    SCHEDULE OF COVERED CALL OPTIONS WRITTEN

SEPTEMBER  30, 1999 (UNAUDITED)
--------------------------------------------------------------------------------
SHARES
SUBJECT TO           COMMON STOCK           EXPIRATION DATE /
CALL                 INVESTMENT             EXERCISE PRICE            VALUE
--------------------------------------------------------------------------------
3,617 sh.            KEMET Corporation      October / $17.50          $52,896
--------------------------------------------------------------------------------
    Total (premiums received $4,514)                                  $52,896
================================================================================







     The accompanying notes to financial statements are an integral part of this schedule.

                               ------------------
                                       TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

                                 BALANCE SHEETS


September 30, 1999 and December 31, 1998 (unaudited)

                                                  1999           1998
                                              -----------    -----------
ASSETS:
 Investments:
   Portfolio investments, at value:
     Managed companies (amortized cost -
       $8,526,689 and $7,761,313,
        respectively)                         $ 4,551,307    $ 6,609,045
   Non-managed company (amortized cost -
    $1,097,307)                                         1              1
   Temporary investments, at amortized cost     1,024,426      1,897,223
                                              -----------    -----------
     Total investments                          5,575,734      8,506,269

 Cash and cash equivalents                        133,060        628,670
 Accrued interest receivable                       18,215         85,556
 Other assets                                      27,433         27,234
                                              -----------    -----------
  Total assets                                $ 5,754,442    $ 9,247,729
                                              ===========    ===========
LIABILITIES:
 Covered call options written, at value
   (premiums received $4,514)                 $    52,896    $        --
 Payable to affiliates (Notes 2, 3 and 4)          34,573         25,748
 Accounts payable and accrued liabilities         498,959        470,840
 Distributions payable to partners                284,950        284,950
                                              -----------    -----------
   Total liabilities                              871,378        781,538
                                              -----------    -----------

NET ASSETS:
 Managing General Partner                        (180,012)      (180,012)
 Limited Partners (equivalent to $5.38
   and $9.19, respectively, per limited
   partnership unit based on 940,336
   units outstanding)                           5,063,076      8,646,203
                                              -----------    -----------
     Net assets                                 4,883,064      8,466,191
                                              -----------    -----------
       Total liabilities and net assets       $ 5,754,442    $ 9,247,729
                                              ===========    ===========

     The accompanying notes to financial statements are an integral part of these financial statements.

                               ------------------
                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

                            STATEMENTS OF OPERATIONS


FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
------------------------------------------------------------------------------------
                                                             1999            1998
                                                          -----------    -----------
INVESTMENT INCOME:
  Income:
    Interest                                              $    73,052    $   150,238
                                                          -----------    -----------
      Total investment income                                  73,052        150,238
                                                          -----------    -----------
  Expenses:
    Professional fees                                         106,379         22,212
    Fund administration fees (Note 3)                          29,581         29,581
    Investment advisory fees (Note 2)                          20,741         22,501
    Administrative expenses (Note 3)                           17,223         17,223
    Independent General Partner fees
      and expenses (Note 4)                                    10,844         10,725
    Other expenses                                             15,268         20,339
                                                          -----------    -----------
      Total expenses                                          200,036        122,581
                                                          -----------    -----------

NET INVESTMENT (LOSS) INCOME                                 (126,984)        27,657
                                                          -----------    -----------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
    Net realized gain (loss) on investments                   329,952        (10,148)
    Net change in unrealized loss
      on investments                                       (3,009,825)      (365,064)
                                                          -----------    -----------
       Net loss on investments                             (2,679,873)      (375,212)
                                                          -----------    -----------
NET DECREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                               $(2,806,857)   $  (347,555)
                                                          ===========    ===========


The accompanying notes to financial statements are an integral part of these financial statements.

                         ===============================
                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

                            STATEMENTS OF OPERATIONS


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
-------------------------------------------------------------------------------
                                                        1999           1998
                                                     -----------    -----------
INVESTMENT INCOME:
  Income:
    Interest                                         $   253,972    $   532,023
                                                     -----------    -----------
      Total investment income                            253,972        532,023
                                                     -----------    -----------
  Expenses:
    Professional fees                                    143,927        130,285
    Fund administration fees (Note 3)                     88,745         88,745
    Investment advisory fees (Note 2)                     62,222         80,981
    Administrative expenses (Note 3)                      51,671         51,671
    Independent General Partner fees
      and expenses (Note 4)                               43,062         41,474
    Other expenses                                        44,856         53,282
                                                     -----------    -----------
      Total expenses                                     434,483        446,438
                                                     -----------    -----------
NET INVESTMENT (LOSS) INCOME                            (180,511)        85,585
                                                     -----------    -----------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
    Net realized gain (loss) on investments              323,730     (2,486,531)
    Net change in unrealized loss
      on investments                                  (2,871,496)     1,893,140
                                                     -----------    -----------
       Net loss on investments                        (2,547,766)      (593,391)
                                                     -----------    -----------
NET DECREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                          $(2,728,277)   $  (507,806)
                                                     ===========    ===========


The accompanying notes to financial statements are an integral part of these financial statements.

                         ===============================
                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

                            STATEMENTS OF CASH FLOWS


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
--------------------------------------------------------------------------------------
                                                              1999            1998
                                                          -----------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net decrease in net assets
    resulting from operations                             $(2,728,277)   $    (507,806)
  Adjustments to reconcile net decrease in net
    assets resulting from operations to net cash
    (used in) provided by operating activities:
      Accreted discount on portfolio investments               (7,293)         (12,932)
      Interest income received in stock                       (69,360)              --
      Change in assets and liabilities:
         Accrued interest receivable                           67,341            7,038
         Other assets                                            (199)          27,827
         Payable to affiliates                                  8,825            1,780
         Accounts payable and accrued liabilities               2,175            1,433
       Net realized (gain) loss on investments               (323,730)       2,486,531
       Net change in unrealized loss
         on investments                                     2,871,496       (1,893,140)
                                                          -----------      -----------
         Net cash (used in) provided
           by operating activities                           (179,022)         110,731
                                                          -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                          (695,610)      (2,618,810)
  Proceeds from dispositions of portfolio investments         361,075        1,124,615
  Sale of temporary investments, net                          872,797        4,495,359
                                                          -----------      -----------
    Net cash (used in) provided by investing activities       538,262        3,001,164
                                                          -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions paid to partners                        (854,850)      (3,194,350)
                                                          -----------      -----------
    Net cash used in financing activities                    (854,850)      (3,194,350)
                                                          -----------      -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                    (495,610)         (82,455)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD              628,670          276,108
                                                          -----------      -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $   133,060      $   193,653
                                                          ===========      ===========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Investments exchanged for other investments             $        --      $ 1,360,801
                                                          ===========      ===========

The accompanying notes to financial statements are an integral part of these financial statements.


                         ===============================
                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                       STATEMENTS OF CHANGES IN NET ASSETS


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND FOR THE YEAR ENDED DECEMBER 31,
1998 (UNAUDITED)
--------------------------------------------------------------------------------------
                                                              1999            1998
                                                          ------------    ------------
Increase in net assets resulting from operations:
  Net investment (loss) income                            $   (180,511)   $     57,840
  Net realized gain (loss) on investments                      323,730      (2,497,650)
  Net change in unrealized loss on investments              (2,871,496)      1,552,695
                                                          ------------    ------------
    Net decrease in net assets
      resulting from operations                             (2,728,277)       (887,115)
Repurchase of limited partnership units                             --        (752,571)
Distributions to partners from -
  Net investment income                                             --         (85,585)
  Realized gain on investments                                      --      (1,402,287)
  Return of capital                                           (854,850)     (1,270,116)
                                                          ------------    ------------
    Total decrease in net assets                            (3,583,127)     (4,397,674)
Net assets:
  Beginning of period                                        8,466,191      12,863,865
                                                          ------------    ------------
  End of period (including no undistributed
    net investment income)                                $  4,883,064    $  8,466,191
                                                          ============    ============

The accompanying notes to financial statements are an integral part of these financial statements.


                         ===============================
                                     FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                        SELECTED PER UNIT DATA AND RATIOS

                                                    FOR THE THREE MONTHS               FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,                ENDED SEPTEMBER 30,
                                                -----------------------------     --------------------------------
                                                    1999             1998             1999               1998
                                                -----------     -------------     -------------     --------------
PER UNIT DATA:
  Investment income                             $       .07     $         .15     $         .27     $          .51
  Expenses                                             (.21)             (.12)             (.46)              (.43)
                                                -----------     -------------     -------------     --------------
    Net investment (loss) income                       (.14)              .03              (.19)               .08
  Net realized gain (loss) on investments               .35              (.01)              .34              (2.41)
  Net change in unrealized loss
    on investments                                    (3.20)             (.36)            (3.06)              1.84
  Distributions declared to partners                   (.30)             (.30)             (.90)             (2.41)
                                                -----------     -------------     -------------     --------------
    Net decrease in net asset value                   (3.29)             (.64)            (3.81)             (2.90)
      Net asset value:
       Beginning of period                             8.67             10.40              9.19              12.66
                                                -----------     -------------     -------------     --------------
       End of period                            $      5.38     $        9.76     $        5.38     $         9.76
                                                ===========     =============     =============     ==============
RATIOS (ANNUALIZED):
  Ratio of expenses to average net assets             12.45%             4.80%             7.86%              5.31%
  Ratio of net investment (loss) income to
    average net assets                                (7.90)%            1.08%            (3.27)%             1.02%
Number of limited partnership units at
  end of period                                     940,336         1,020,142           940,336          1,020,142


         The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                         ===============================
                                     SIXTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                          NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 1999 (UNAUDITED)

1.     GENERAL

The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Pension Partners, L.P. (the "Fund"), necessary to fairly present the financial position of the Fund as of September 30, 1999 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1998.

2.     INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $62,222 were paid by the Fund for the nine months ended September 30, 1999.

3.     FUND ADMINISTRATION FEES

As compensation for its services as fund administrator,FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment,as defined in the Partnership Agreement. Fund administration fees of $88,745 were paid by the Fund for the nine months ended September 30, 1999. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $51,671 for the nine months ended September 30, 1999.

4.     INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the nine months ended September 30, 1999 totaled $43,062.


                         ===============================
                                    SEVENTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 1999, the Fund held portfolio investments in three Managed Companies and one Non-Managed Company, with an aggregate original cost of approximately $9.6 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 93.2% of the Fund's net assets.

When acquired, the Fund's portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. The securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies,except for a portion of its KEMET Corporation ("KEMET") stock.

As of September 30, 1999, the Fund's remaining liquid assets were invested in short-term commercial paper. These funds are available to fund the annual repurchase offer, to fund follow-on investments in existing portfolio companies, to pay Fund expenses and for distribution to the partners.

The Fund's investment period ended on December 31, 1995. Although the Fund has been permitted to make additional investments in existing portfolio companies since 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund has been in a liquidation mode. Since the middle of 1997, the


                         ===============================
                                    EIGHTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

Fund has liquidated a significant percentage of its investments and has distributed approximately $5.93 per Unit to the Limited Partners, with the cash coming primarily from the liquidation of these investments. The Fund presently has only four remaining investments in portfolio companies, which are expected to generate only limited amounts of interest income for the Fund during 1999 and future years.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1999 repurchase offer was mailed to the Limited Partners during October 1999. The actual redemption of Units will occur on November 19, 1999.

The General Partners are presently considering a number of alternative actions through which the Fund could be liquidated by the end of next year. An overall plan of liquidation was adopted at a meeting of the General Partners held in January 1999. The General Partners will follow the requisite regulatory procedures required to liquidate the Fund. These procedures are expected to include requesting an exemptive order from the Securities and Exchange Commission (the "SEC"), which will permit the Fund to act as an operating company instead of an SEC registered investment company. Once this order is obtained, the Fund will finalize its liquidation plan and prepare a proxy statement setting forth the details of the plan as well as the changes required in the Fund's Partnership Agreement. Early in 2000, the Limited Partners will be requested to approve the implementation of the liquidation plan and the Partnership Agreement changes. As currently contemplated, Fund investors would become direct shareholders of LMC as a result of the liquidation plan, if all approvals are received.

During February 1999, the Fund agreed to purchase $650,250 of LMC's Senior Subordinated Revolving Notes due October 1, 1999. During August 1999, the Fund exchanged these Notes and a receivable for $69,360 of accrued interest for LMC Class B preferred stock having a par value of $719,610.

During April 1999, the Fund began writing covered call options with respect to its shares of KEMET stock. During the nine months ended September 30, 1999, the Fund received $24,372 of premiums from the sale of the options and $330,152 from the exercise of the options for 19,169 shares. At September 30, 1999, 3,617 options were outstanding at a strike price of $17.50. The Fund also received $6,552 of sales proceeds from the sale of 270 shares of KEMET stock during July 1999.

Accrued interest receivable decreased $67,341 from $85,556 at December 31, 1998 to $18,215 at September 30, 1999. The $85,556 of accrued interest receivable at December 31, 1998 consisted primarily of interest due on the LMC Corporation ("LMC") notes and the $18,215 of accrued interest receivable at September 30, 1999 consisted primarily of


                         ===============================
                                    NINETEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

interest due on the R.B.M. Precision Metal Products,Inc. ("RBM") notes. Both receivable amounts also included a small receivable for interest earned on money market investments. The Fund had placed the RBM notes on non-accrual status at December 31, 1998. During the nine months ended September 30,1999,the Fund again began accruing interest on the RBM notes, but placed the LMC notes on non-accrual status. (See below for discussions concerning the Fund's LMC and RBM investments.)

During the nine months ended September 30, 1999, the Fund paid cash distributions pertaining to the fourth quarter of 1998 and the first and second quarters of 1999, each in the amount of $284,950, or $0.30 per Unit. The distribution for the third quarter of 1999 will be paid on November 15, 1999 at a rate of $0.30 per Unit. All of the 1999 distributions constitute a return of capital.

The 1999 repurchase offer and the distribution for the third quarter of 1999 will utilize a substantial portion of the Fund's remaining cash. As a result, the General Partners presently anticipate that the Fund will suspend quarterly cash distributions, commencing with the distribution for the fourth quarter of 1999, which would otherwise be payable during February 2000.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's net investment loss was $(126,984) for the three months ended September 30, 1999 as compared to net investment income of $27,657 for the corresponding period of the prior year. Net investment income (loss) per limited partnership unit decreased from $0.03 to $(0.14) and the ratio of net investment income (loss) to average net assets decreased from 1.08% to (7.90)% for the three months ended September 30, 1999 as compared to the corresponding period of the prior year.

The Fund's net investment loss was $(180,511) for the nine months ended September 30, 1999 as compared to net investment income of $85,585 for the corresponding period of the prior year. Net investment income (loss) per limited partnership unit decreased from $0.08 to $(0.19) and the ratio of net investment income (loss) to average net assets decreased from 1.02% to (3.27)% for the nine months ended September 30, 1999 as compared to the corresponding period of the prior year.

Net investment income (loss) for the three months ended September 30, 1999 decreased both as a result of a decrease in investment income and an increase in total expenses as compared to the corresponding period of the prior year.

Net investment income (loss) for the nine months ended September 30,1999 decreased as a result of a decrease in investment income as compared to the corresponding period of the prior year. The impact of the decrease in investment income was partially offset by a


                         ===============================
                                     TWENTY

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

small decrease in total expenses.

Investment income decreased $77,186 and $278,051, or 51.4% and 52.3%, for the three and nine month periods ended September 30, 1999 as compared to the corresponding periods of the prior year. These decreases resulted primarily from the decisions not to record interest on the Fund's RBM notes during the period from August 25, 1998 through May 24, 1999 and the Fund's LMC notes during the period from July 1, 1999 through September 30, 1999 (see discussions below) and a decrease in the amount of the Fund's temporary investments. The amount of the Fund's temporary investments decreased because of (i) return of capital distributions made by the Fund,(ii) purchases of additional LMC follow-on investments, and (iii) the Fund's repurchase of 7.82% of its Units during the fourth quarter of 1998. The negative effect of these items was partially offset by an increase in interest income earned on the LMC follow-on investments that were acquired during 1998 and 1999.

Total expenses increased $77,455, or 63.2%, for the three months ended September 30, 1999 as compared to the corresponding period of the prior year. This increase resulted primarily from an increase in professional fees. This increase was partially offset by decreases in investment advisory fees and other expenses.

Total expenses decreased $11,955, or 2.7%, for the nine months ended September 30, 1999 as compared to the corresponding period of the prior year. This decrease resulted primarily from decreases in investment advisory fees and other expenses. These decreases were partially offset by an increase in professional fees.

Professional fees increased significantly during the three months ended September 30, 1999 as compared to the corresponding period of the prior year. However, professional fees increased by a significantly smaller amount during the nine months ended September 30, 1999 as compared to the corresponding period of the prior year due to the fact that professional fees recorded during the six months ended June 30, 1999 had decreased significantly from the corresponding period of the prior year. Both of these variances resulted primarily from legal fees incurred during both 1998 and 1999 in connection with LMC related litigation.

The investment advisory fees decreased during the three and nine month periods ended September 30,1999 as compared to the corresponding periods of the prior year,primarily as a result of (i) the repurchase of Units during the fourth quarter of 1998,(ii) the payment of quarterly cash distributions during 1998 that exceeded the Limited Partners' Preferred Returns (as defined in the Fund's Partnership Agreement), and (iii) losses realized by the Fund during the second quarter of 1998 with respect to the Mobile Technology,Inc.,Atlas Environmental, Inc. ("Atlas") and AR Accessories Group, Inc. portfolio investments. All three of these items decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.


                        ================================
                                   TWENTY-ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

                       REALIZED GAIN (LOSS) ON INVESTMENTS

During April 1999, the Fund wrote covered call options (May/$15.00) with respect to 4,521 shares of its KEMET stock,for which it received $3,932 of premiums. The options for 1,085 of these shares were exercised during May 1999 and the balance expired unexercised. The Fund recorded aggregate realized gains of $19,722 from these transactions during May 1999.

During April 1999, the Fund wrote covered call options (July/$17.50) with respect to 18,084 shares of its KEMET stock, for which it received $15,926 of premiums. These options were exercised during July 1999. The Company also sold 270 shares of KEMET stock during July 1999. The Fund recorded aggregate gains of $329,952 from these transactions during July 1999.

The Fund incurred approximately $26,000 of realized losses during the nine months ended September 30, 1999 as a result of adjustments relating to certain previously held investments.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings,cash flow and net worth,the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 1998, the Fund had recorded $255,533 of unrealized gain and $2,505,107 of unrealized loss on investments. Therefore, as of December 31, 1998, the Fund had recorded a total net unrealized loss on investments of $2,249,574.


                         ===============================
                                   TWENTY-TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

The increase in unrealized loss on investments during the three and nine month periods ended September 30, 1999 and the cumulative net unrealized loss on investments as of September 30, 1999 consisted of the following components:


                                                   Net Changes in
                                               Unrealized Gain (Loss)
                                    -------------------------------------------       Net Unrealized
                                    During the Three          During the Nine           Gain (Loss)
                                      Months Ended              Months Ended           Recorded as of
    Portfolio Company              September 30, 1999        September 30, 1999      September 30, 1999
    -----------------              ------------------        ------------------      ------------------
Unrealized losses recorded
  during prior periods with
  respect to investments
  disposed of during the
  period                              $  (330,383)            $  (215,445)             $        --
KEMET                                       2,488                  25,879                   65,967
LMC                                    (2,681,930)             (2,681,930)              (3,423,850)
RBM                                            --                      --                 (665,881)
WMI                                            --                      --               (1,097,306)
                                      -----------             -----------              -----------
                                      $(3,009,825)            $(2,871,496)             $(5,121,070)
                                      ===========             ===========              ===========

KEMET stock, which trades on the NASDAQ National Market System, closed at $31.96875 (an average of the closing bid and ask prices) on September 30, 1999. This price is up significantly from the closing prices of $22.90625 and $11.4375 on June 30, 1999 and December 31,1998,respectively. Based on the $31.96875 closing trading price of the common stock, the 3,617 shares of common stock that the Fund held at September 30, 1999, had a market value of $115,631.

As of September 30, 1999, the Fund had written outstanding covered call options with respect to 3,617 shares of KEMET stock. These options, for which the Fund received $4,514 of premiums, had a market value of $52,896 as of September 30, 1999.

LMC has successfully reoriented its business away from fleet snow grooming to the production of light construction vehicles, known as the TrackMaster 85. Unfortunately, production and moving delays, combined with CIT's unilateral reductions in loan availability under the company's CIT facility, have eliminated the working capital necessary for continued vehicle production.

FCM is assessing various options and alternatives including refinancing options, sales of certain assets, and sale of the company. FCM is also considering the establishment of TrackMaster as a separate subsidiary and refinancing that business directly.

All matters relative to LMC's defined contribution pension plan (the "Plan"),including the attendant litigation have been settled. Mr. Wallace, the former controlling shareholder of LMC and the Plan trustee, contributed $750,000 to pay the assessed underfunding. He received Class A preferred stock in return for this contribution. The company gave Mr.


                         ===============================
                                  TWENTY-THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

Wallace a full release from all claims related to this matter and has received letters from both the I.R.S. and the Department of Labor indicating that they have "accepted" LMC's actions to date. While this does not mean that future action is precluded, management believes it to be unlikely.

Simultaneous with the above settlement, the Fund converted its revolving notes that were due October 1,1999,plus all accrued interest due from LMC,into Class B preferred stock. Due to the working capital shortage referred to above, the Fund is no longer accruing interest on the LMC Senior Subordinated Revolving Notes due October 31, 2000, which it still holds. This situation will continue indefinitely, unless and until, a refinancing is accomplished. As a further result of these circumstances, the Fund has created additional reserves against the carrying values of the Fund's LMC notes and preferred stock. At September 30, 1999, the Fund recorded a writedown of $2,681,930. Thus, at September 30,1999,the Fund's total LMC investment had a net carrying value of $3,783,380,versus its cost of $7,207,230.

RBM resumed quarterly interest payments on the notes held by the Fund as of the second quarter of 1999. At September 30, 1999, RBM held $852,000 of cash and their line of credit had a zero outstanding balance. RBM appears to have managed their balance sheet well and their September report states that "RBM still expects to meet or exceed covenant requirements for the fourth quarter and year end".

For the eleven months ended September 30, 1999, RBM's revenues were $10.4 million versus a budget of $11 million. Losses continue, but are more favorable than budgeted. For the year to date, RBM's loss was $1.28 million (pretax) versus a budgeted loss for the period of $1.77 million. Obviously, this can not continue for long and RBM's management is trying to rebuild revenues. They expect October to exceed budget, but only by $100,000, at a $1.3 million level versus a budget of $1.2 million.

RBM continues to experience high turnover. In the last quarter, the CEO, the CFO/VP of Finance and the Human Resources Manager have all resigned. The equity sponsor and majority holder, 13I Investments ("13I"), has taken over direct management of the company and the CEO of 13I has moved to Colorado Springs in order to take full time responsibility for the management of RBM.

FCM continues to press for repayment of the Fund's note, or a sale of the company, without success. To date, RBM has been unsuccessful in refinancing the Fund's note.

During June 1998,the Fund exchanged its Atlas Environmental,Inc. ("Atlas") (which was in bankruptcy proceedings) subordinated notes and warrants for 821,376 shares of common stock of WasteMasters, Inc. ("WMI"), an Atlanta Georgia based waste management company. Pursuant to the terms of the agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter. The call price is


                         ===============================
                                   TWENTY-FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
================================================================================

$11.25 per share.

The WMI common stock, which trades on the OTC Bulletin Board System ("WASTE"), closed at $1.78 (an average of the closing bid and ask prices) on the date of the exchange (June 3, 1998). Based on this price, the Fund's WMI had a trading value of $1,462,049 on the date of the exchange. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position versus the daily trading volume, FCM has decided to carry the WMI stock at the same $1 nominal value that the Atlas securities were previously carried by the Fund. The WMI common stock has recently traded near its 52-week low of $0.025 per share.

The Fund recorded a realized loss of $2,125,574 on the exchange, which was equal to the amount of the loss which the Fund claimed for income tax purposes from the disposition of the Atlas securities. The $1,097,306 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

                             READINESS FOR YEAR 2000

FCM has completed a review of the accounting and other information systems that are currently being utilized by FCM and the Fund with regard to Year 2000 issues. This review involved both actual tests of parts of the information systems that were conducted by third party consultants and representations received from various software vendors. FCM believes that all of these systems are Year 2000 compliant. All of the costs associated with this review were paid by FCM.

FCM also corresponded with appropriate third parties, such as the Fund's custodian and transfer agent, concerning whether their information systems are Year 2000 compliant. These third parties have represented that their information systems are either currently Year 2000 compliant or that they have identified the scope of required upgrades or changes to their information systems that are needed and that they have a plan in place to complete these upgrades on a timely basis.

As a result of the above discussed review,Year 2000 issues are not expected to have any material adverse effects on the Fund's results of operations or financial condition.


                         ===============================
                                   TWENTY-FIVE